Exhibit 10.2
Cole Credit Property Trust, III Inc.
2008 Stock Incentive Plan
Stock Option Agreement
Cole Credit Property Trust, III Inc., a Maryland corporation (the “Company”), hereby grants to the optionee named below (“Optionee”) an option (this “Option”) to purchase the total number of shares shown below of Common Stock of the Company (“Shares”) at the exercise price per share set forth below (the “Exercise Price”), subject to all of the terms and conditions on the reverse side of this Stock Option Agreement and the Cole Credit Property Trust III, Inc. 2008 Stock Incentive Plan (the “Plan”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan. The terms and conditions set forth on the reverse side hereof and the terms and conditions of the Plan are incorporated herein by reference.

Shares Subject to Option:

Exercise Price Per Share:*

Vesting Start Date:

Term of Option:*	TEN (10) YEARS

Vesting:
Shares subject to issuance under this Option shall be eligible for exercise according to the vesting schedule described in Section 9 on the reverse of this Stock Option Agreement.
IN WITNESS WHEREOF, this Stock Option Agreement has been executed by the Company by a duly authorized officer as of the date specified hereon.
Cole Credit Property Trust III, Inc.

By:

Its:

Grant Date:

Type of Stock Option Intended:
Non-Qualified Stock Option (NQSO)
Optionee hereby acknowledges receipt of a copy of the Plan, represents that Optionee has read and understands the terms and provisions of the Plan, and accepts this Option subject to all the terms and conditions of the Plan and this Stock Option Agreement. Optionee acknowledges that there may be adverse tax consequences upon exercise of this Option or disposition of Shares purchased by exercise of this Option, and that Optionee should consult a tax adviser prior to such exercise or disposition.

[Name of Optionee]

1. Exercise Period of Option. Subject to the terms and conditions of this Stock Option Agreement and the Plan, and unless otherwise modified in writing signed by the Company and Optionee, this Option may be exercised with respect to all of the Shares subject to this Option, but only according to the vesting schedule described in Section 9 below, prior to the date which occurs on the last day of the Term Of Option set forth on the face hereof following the Grant Date (hereinafter “Expiration Date”).
2. Restrictions on Exercise. This Option may not be exercised, unless such exercise is in compliance with the Securities Act of 1933 and all applicable state securities laws, as they are in effect on the date of exercise, and the requirements of any stock exchange or national market system on which the Company’s Shares may be listed at the time of exercise. Optionee understands that the Company is under no obligation to register, qualify or list the Shares subject to this Option with the Securities and Exchange Commission (“SEC”), any state securities commission or any stock exchange to effect such compliance.
3. Termination of Option. Except as provided below in this Section, this Option shall be immediately forfeited and may not be exercised after the date which is ninety (90) days after the Optionee’s “Termination Date” (the date on which Optionee ceases to perform services for the Company, or any Parent or Subsidiary), or, if earlier, the Expiration Date. Optionee shall be considered to perform services for the Company, or any Parent or Subsidiary, for all purposes under this Section and Section 9 hereof, if Optionee is an officer or full-time employee or member of the board of directors of the Company, or any Parent or Subsidiary, or if the Board determines that Optionee is rendering substantial services as a part-time employee, director, consultant, contractor or advisor to the Company, or any Parent or Subsidiary. The Board shall have discretion to determine an Optionee’s Termination Date, and whether Optionee has ceased to perform services for the Company, or any Parent or Subsidiary, and the Board may determine that a material reduction or decrease in responsibilities is a cessation of the performance of services.
     (a) Termination for Cause. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, for Cause, this Option shall immediately be forfeited, along with any and all rights or subsequent rights attached thereto, as of the Termination Date, but in no event later than the Expiration Date. For this purpose, “Cause” shall be defined as set forth in the Plan.
     (b) Death. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, as a result of the death of Optionee, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee’s legal representative within one (1) year after the Termination Date, but in no event later than the Expiration Date.
     (c) Disability. If Optionee ceases to perform services for the Company, or any Parent or Subsidiary, as a result of the disability (within the meaning of Code §22(e)(3)) of Optionee (as determined by the Board in its sole discretion), this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee within one (1) year after the Termination Date, but in no event later than the Expiration Date.
     (d) No Right to Employment or Other Relationship. Nothing in the Plan or this Stock Option Agreement shall confer on Optionee any right to continue in the employ of, or other relationship with, the Company, or any Parent or Subsidiary, or limit in any way the right of the Company, or any Parent or Subsidiary, to terminate Optionee’s employment or other relationship at any time, with or without cause.
4. Manner of Exercise.
     (a) Exercise Agreement. This Option shall be exercisable by delivery to the Company of an executed exercise agreement (“Exercise Agreement”) in such form as may be approved or accepted by the Company, which shall set forth Optionee’s election to exercise this Option with respect to some or all of the Shares subject to this Option, the number of Shares subject to this Option being purchased, and any restrictions imposed on the Shares subject to this Option (including, without limitation, vesting or performance-based restrictions, rights of the Company to re-purchase Shares acquired pursuant to the exercise of an Option, voting restrictions, investment intent restrictions, restrictions on transfer, “first refusal” rights of the Company to purchase Shares acquired pursuant to the exercise of an Option prior to their sale to any other person, “drag along” rights requiring the sale of shares to a third party purchaser in certain circumstances, “lock up” type restrictions in the case of an initial public offering of the Company’s stock, restrictions or limitations that would be applied to stockholders under any applicable restriction agreement among the stockholders, and restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such Shares). The Board shall also require, as a condition for the acquisition of any Shares by an Optionee pursuant to the exercise of an Option, that the Optionee execute an agreement by which the Optionee agrees to be bound by, and subject to, any agreement(s) among the Company’s stockholders then in effect. The Company may modify the required Exercise Agreement at any time for any reason consistent with the Plan.
     (b) Exercise Price. Such Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased. Payment for the Shares being purchased may be made in U.S. dollars in cash (by check), or by delivery to the Company of a number of Shares having an aggregate fair market value equal to the amount to be tendered (including a “cashless” or “net share” exercise), or a combination thereof. In addition, this Option may be exercised through a brokerage transaction following registration of the Shares under Section 12 of the Securities Exchange Act of 1934 as permitted under the provisions of Regulation T promulgated by the Federal Reserve Board applicable to cashless exercises.
     (c) Issuance of Shares. Provided that such Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, the Company shall cause the Shares purchased to be issued in the name of Optionee or Optionee’s legal representative. Optionee shall not be considered a Stockholder until such time as Shares have been issued as noted on the stockholder register of the Company.
5. Nontransferability of Option. This Option may not be transferred in any manner, other than by will or by the laws of descent and distribution, or except to the extent allowed by the Plan. In addition, except as expressly permitted under the Plan, during Optionee’s lifetime, this Option may be exercised only by Optionee. The terms of this Option shall be binding upon the executor, administrators, successors and assigns of Optionee.
6. Tax Consequences. Optionee understands that the grant and exercise of this Option, and the sale of Shares obtained through the exercise of this Option, may have tax implications that could result in adverse tax consequences to Optionee. Optionee represents that Optionee has consulted with, or will consult with, his or her tax advisor; Optionee further acknowledges that Optionee is not relying on the Company for any tax, financial or legal advice; and it is specifically understood by the Optionee that no representations or assurances are made as to any particular tax treatment with respect to the Option. Optionee also acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share Exercise Price of this Option equals or exceeds the Fair Market Value of a Share on the Grant Date.
7. Interpretation & Governing Law. Any dispute regarding the interpretation of this Stock Option Agreement shall be submitted to the Board or the Committee, which shall review such dispute in accordance with the Plan. The resolution of such a dispute by the Board or Committee shall be final and binding on the Company and Optionee. The laws of the State of Maryland shall govern this Stock Option Agreement. If Maryland’s conflict of law rules would apply another state’s laws, the parties agree that Maryland law shall still govern.
8. Entire Agreement and Other Matters. The Plan and the Exercise Agreement are incorporated herein by this reference. Optionee acknowledges and agrees that the granting of this Option constitutes a full accord, satisfaction and release of all obligations or commitments made to Optionee by the Company or any of its officers, directors, stockholders or affiliates with respect to the subject matter hereof. This Stock Option Agreement, the Plan and the Exercise Agreement constitute the entire agreement of the parties hereto, and supersede all prior understandings and agreements with respect to the subject matter hereof. This Stock Option Agreement and the underlying Option are forfeited and become void ab initio unless this Agreement has been executed by the Optionee and the Optionee has agreed to all terms and provisions hereof.
9. Vesting and Exercise of Shares. Subject to the terms of the Plan, this Stock Option Agreement and the Exercise Agreement, the Optionee shall be entitled to purchase, pursuant to the exercise of this Option, the percentage of the Shares subject to this Option shown below based upon the Continuous Service of the Optionee from the Vesting Start Date of this Option (as noted hereon) at the time of exercise:

Vesting Schedule:
Percentage Vested:	Continuous Service:

If the above calculation of Shares available for purchase through exercise of this Option would result in a fraction, any fraction will be rounded to zero. For purposes of this Stock Option Agreement, “Continuous Service” means a period of continuous performance of services by Optionee for the Company, a Parent, or a Subsidiary, as determined by the Board in its sole and absolute discretion.
10. Consent to Jurisdiction & Venue. Optionee agrees that any claim arising out of or relating to this Stock Option Agreement shall be brought in a state or federal court of competent jurisdiction in Maryland. Optionee agrees to the personal jurisdiction of the state and/or federal courts located in Phoenix, Arizona. Optionee waives (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.
11. Severability & Independent Enforcement. The provisions of this Stock Option Agreement are severable. If any provision is determined to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.